Exhibit 99.1

[Letter to Employees]

Dear Fellow Employees:

Yesterday, we provided information to regulatory and law enforcement officials in the State of Connecticut about three situations in which the Hartford office of Hilb Rogal & Hobbs may have made or received payments in violation of state or federal statutes. I’m writing this letter to let you know what happened, what we’re doing about it, and what it will mean for us in the future.

As a result of inquiries from various attorneys general and departments of insurance and other legal matters, the company and an independent committee of the Board engaged counsel to review our own business practices. These reviews determined that, beginning in 1998, an employee in HRH’s Hartford office arranged or attempted to arrange for payments to be made to HRH, or by HRH, in connection with the placement of professional liability insurance policies for three different organizations, which may have been improper. These actions were contrary to our company-wide code of ethics.

We have provided information about these actions to the United States Attorney for the State of Connecticut, the Attorney General of the State of Connecticut, and the Connecticut Commissioner of Insurance. We will cooperate fully with the investigations we expect that they will conduct.

We have terminated the individual who was involved with the three accounts. Another employee has been placed on administrative leave, pending the results of further investigation. Robert B. Lockhart has resigned. Mr. Lockhart, who has been President and COO of HRH, was president of the local office or Northeast regional director at the time of certain of the payments. His duties will be divided among his direct reports and me.

If these payments were improper, we will of course make full restitution to the clients who were harmed.

We are putting in place controls designed to prevent future occurrences of these types of transactions. We will also establish training programs to ensure that employees fully understand what actions are appropriate and what actions are not, both under our own internal standards and under state and federal laws.

The investigation is ongoing. Any improper actions discovered by the investigation will be dealt with promptly and decisively. We cannot comment on the progress of the investigation until it’s completed. Nor can we speculate on what the law enforcement agencies will do as they address the matters we have brought to their attention.

[Letter to Employees]

If you have any questions, now or in the future, about the ethicality or legality of any action, call Walter Smith, our General Counsel. He will get you an answer quickly.

You should feel free to share this letter with clients or business contacts. As always, questions from the press should be referred to Liz Cougot.

All of this is deeply distressing to me, as it is to the entire Board of Directors. People want to do business with us because they put trust in our integrity. Now, as never before, we must show them that trust is still deserved. I know you absolutely will deserve their trust. Thank you all for your support, past and future.

Sincerely,

/s/ Martin L. Vaughan, III
Martin L. Vaughan, III